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                                                                     EXHIBIT 7.1
                                                                     -----------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 10th day of July, 2003, by and between NORWEST EQUITY PARTNERS IV, L.P. ("NEP IV") (the "Seller") and JOHN P. WHALEY (the "Purchaser").

                                    RECITALS
                                    --------

         WHEREAS, the Seller desires to sell, and Purchaser desires to acquire from Seller a total of one million two hundred twenty one thousand four hundred eighty seven (1,221,487) shares of the common stock of NVE Corporation (the "Shares") with offices at 11409 Valley View Road, Eden Prairie, MN 55344, on the terms and conditions hereinafter set forth.

                                   WITNESSETH:
                                   -----------

         NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and in reliance on the representation contained herein, the parties hereby agree as follows:

         Section 1. Purchase and Sale of Stock.

         1.1 Method of Transfer. Seller hereby agrees to sell, transfer, assign and deliver to the Purchaser and Purchaser agrees to acquire 1,221,487 Shares, free and clear of all liens, charges and encumbrances.

         1.2 Purchase Price & Method of Payment. The Purchase Price for the Shares shall be $20.50 per share (the "Per Share Price"), for an aggregate purchase price to be paid to NEP IV of $25,040,483 (the "Purchase Price"), plus appropriate adjustment pursuant to 1.3 of this section, where such Purchase Price is payable with a Non Recourse Promissory Note to the Seller in the form attached as Exhibit A hereto (the "Note").

         1.3 Purchase Price Adjustment. On each date that Purchaser makes a sale of any of the Shares, the Purchase Price shall be adjusted as follows:

                  (a) If the sale price of the shares is greater than Per Share Price, then the Purchase Price shall be adjusted upward by an amount equal to the number of shares sold multiplied by the difference between the price at which they were sold and the Per Share Price; or

                  (b) If the sale price of the shares is lower than Per Share Price, than the Purchase Price shall be adjusted downward by an amount equal to the number of shares sold multiplied by the difference between the price at which they were sold and the Per Share Price.

                                       1.

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                  (c)      Upon any adjustment to the Purchase Price, the
                           principal amount of the note will be appropriately adjusted.

         1.4 Settlement & Closing: The closing hereunder, including payment for and delivery of the Shares shall occur at the office of the Seller, or at such other time and place as the parties may mutually agree. At closing, Seller shall deliver or cause to be delivered to Purchaser stock certificates endorsed in blank or accompanied by duly endorsed stock powers, the aggregate of such certificates representing the stock of the company and all other instruments.

         Section 2. Representations.

                  (a) In connection with the purchase of the Shares, Purchaser agrees (i) to assume and be bound by any and all restrictions and obligations with respect to the Shares, whatever those may be and (ii) that at any time and from time to time Purchaser will promptly execute and deliver such further instruments and documents and take such further action as may be reasonably required in order to carry out the full intent and purpose of this Agreement

                  (b) In connection with the sale of the Shares, Seller represents to the Purchaser that it has full power and authority to sell, assign and transfer the Shares to the Purchaser, free and clear of all liens, claims, and encumbrances and that the Shares are not subject to any adverse claim.

         Section 3. Miscellaneous.

                  (a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party's address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

                  (b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Sellers' principal place of business.

                  (c) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

                  (d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be

                                       2.

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         interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  NORWEST EQUITY PARTNERS IV, L.P.
                                  BY:  ITASCA PARTNERS, LLP

                                  By:
                                     -------------------------------------------
                                          John E. Lindahl

                                  Title:  Managing Partner
                                          --------------------------------------

                                  Address:  3600 IDS Center, 80 South 8th Street
                                          --------------------------------------
                                             Minneapolis, MN  55402

                                  PURCHASER:


                                  ----------------------------------------------
                                  JOHN P. WHALEY

                                  Address:  1978 Summit Avenue
                                           -------------------------------------
                                            St. Paul, MN 55105

                                       3.

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                                    EXHIBIT A


                             FORM OF PROMISSORY NOTE




                                       4.